EXHIBIT 99.1

For Immediate Release
Company Contacts:
Stoney M. (“Mit”) Stubbs, Jr., CEO
Thomas G. Yetter, CFO
Email: ir@ffex.net
(214) 630-8090

Frozen Food Express Industries, Inc.
Announces Termination of Related Party Lease Agreements

Dallas, Texas - September 26, 2006--Frozen Food Express Industries, Inc. (Nasdaq: FFEX) announced today that upon the recommendation of the Company's Audit Committee and Board of Directors, it will terminate all existing equipment lease arrangements with entities affiliated with its Chief Executive Officer, Stoney M. ("Mit") Stubbs, Jr., Chief Operating Officer S. Russell Stubbs and members of their immediate family (the "Lessors"). The terminations will be effective as of September 30, 2006.

Many of the leases are, by their terms, not subject to cancellation. As a result, the company has agreed to pay a cancellation fee to the Lessors in connection with the termination of those leases. In connection with the termination, the Company will purchase from the Lessors 73 tractors at fair market value ("FMV") as determined by an independent third party and approved by the Company's Audit Committee.

The purchase price for all 73 tractors is expected to be approximately $3.5 million. In addition, the Company has agreed to pay the Lessors an early lease termination fee of approximately $275,000, which the Audit Committee has determined to be (i) reasonable relative to termination fees that would likely be assessed under similar leases with unrelated parties; (ii) more favorable to the Company than allowing the leases to continue until their normal termination dates; and (iii) more favorable to the Company than terminating the leases and replacing the tractors. Furthermore, the Company believes that the cancellation of the leases now with certainty is in the best interests of the Company.

As required by Generally Accepted Accounting Principles, the Lessors have been accounted for by the Company as variable interest entities which are consolidated with the Company in its consolidated financial statements. Once the transactions are concluded, the consolidation of the related party lessors will no longer be required.

The Company also rents on a month to month basis 82 trailers from Lessors. Those leases will also be terminated effective September 30, 2006. The Company is not required to purchase the trailers, but should any such purchase occur, it will also be at fair market value as determined by independent and unrelated third parties.

About FFEX
Frozen Food Express Industries, Inc. is the largest publicly-owned, temperature-controlled carrier of perishable goods (primarily food products, health care supplies and confectionery items) on the North American continent. Its services extend from Canada, throughout the 48 contiguous United States, into Mexico. The refrigerated trucking company is the only one serving this market that is full-service -- providing full-truckload, less-than-truckload and dedicated fleet transportation of refrigerated and frozen products. Its refrigerated less-than-truckload operation is also the largest on the North American continent. The company also provides full-truckload transportation of non-temperature-sensitive goods through its non-refrigerated trucking fleet, American Eagle Lines. Additional information about Frozen Food Express Industries, Inc. can be found at the company's web site, http://www.ffex.net .

Forward-Looking Statements
This report contains information and forward-looking statements that are based on management's current beliefs and expectations and assumptions which are based upon information currently available. Forward-looking statements include statements relating to plans, strategies, objectives, expectations, intentions, and adequacy of resources, and may be identified by words such as "will", "could", "should", "believe", "expect", "intend", "plan", "schedule", "estimate", "project", and similar expressions. These statements are based on current expectations and are subject to uncertainty and change.

Although management believes that the expectations reflected in such forward-looking statements are reasonable, there can be no assurance that such expectations will be realized. Should one or more of the risks or uncertainties underlying such expectations not materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those expected. These risks and uncertainties are detailed from time to time in reports filed by FFEX with the Securities and Exchange Commission, including Forms 8-K, 10-Q, and 10-K.